Exhibit 99.10

PRESS RELEASE

Z Capital Partners Announces Nominees For Election to Affinity Gaming Board of Directors

Director Nominees Offer Skilled Leadership and Financial Expertise

Lake Forest, IL March 14, 2013— Z Capital Partners, L.L.C. (“Z Capital”), a Chicago-based private equity firm, announced today that Z Capital and its affiliated investment funds are submitting to Affinity Gaming (the “Company”) a notice of their intention to nominate up to three candidates—James J. Zenni, Jr., Jonathan Schmugge and Martin J. Auerbach, Esq.—for election to the Board of Directors of the Company at its 2013 annual meeting of stockholders.  Z Capital is the stockholder with the largest financial commitment to Affinity Gaming, owning 6,171,017.40 common shares, representing 30.509% of Affinity Gaming’s issued and outstanding capital stock.

“As the largest holder of Affinity Gaming, with our purchase offer lapsed and with no current intention to renew our offer, our interests are squarely aligned with the Company’s stockholders and we are committed to bringing to the Affinity Board a renewed focus on driving value,” stated Mr. Zenni, President and Chief Executive Officer of Z Capital.  “As Board members, we look forward to utilizing our extensive financial experience and expertise, as well as our perspective as stockholders, to work with a fully representative Board and the Company’s outstanding management team in helping the Company fully realize shareholder value.”

Z Capital has been and continues to be a vigorous and vocal advocate for the interests of all shareholders.  In 2012, Z Capital pressed for an explanation of the extraordinary payment to the current Board Chairman that was disclosed in that year’s proxy statement.  Most recently, on March 5, 2013, Z Capital and certain of its affiliates filed a complaint in the District Court of Clark County, Nevada challenging various actions by the Board of Directors which have materially impaired shareholders’ rights and diminished liquidity in the market for Affinity Gaming stock.

Biographies of the Proposed Nominees

James J. Zenni, Jr.

Mr. Zenni is President, Chief Executive Officer and Managing Principal of Z Capital, having served in such roles since 2006, and is responsible for all portfolio management and business operations. From 1995 to 2006, Mr. Zenni was Managing Principal of Black Diamond Capital Management, L.L.C. (“BDCM”).  With over thirty years of experience, Mr. Zenni has had substantial success investing in and overseeing management of companies in multiple industries, and in private equity and related credit strategies. Mr. Zenni is currently a member of the board of directors of private companies Mrs. Fields Famous Brands, LLC, Neways Holdings, Ltd., and Real Mex Restaurants and was previously a member of the board of directors of Automotive Aftermarket Group, LLC, Bayou Steel Corporation, Smarte Carte Corporation and Sun World International, LLC, all of which were or are portfolio companies. Mr. Zenni also served as a member of the board of directors of the Lake Forest Country Day School and Rosalind Franklin University.

Mr. Zenni is a graduate of Xavier University with a Bachelor of Science degree in economics and attended Xavier University Graduate School of Business and University of Vienna School of Economics and Business Administration. In the states where the Company has been licensed (Colorado, Iowa, Missouri and Nevada), Mr. Zenni has sought approval from, and been “found suitable” by, the respective gaming authorities.

Jonathan Schmugge

Mr. Schmugge is a Senior Managing Director and the Chief Financial Officer of Z Capital, having served in such roles since 2006, and is responsible for all aspects of Z Capital’s accounting and financial reporting. Prior to joining Z Capital, from 1997 to 2006, Mr. Schmugge was the Chief Accounting Officer of BDCM where he was responsible for all aspects of BDCM’s financial reporting, tax filings and accounting. During his ten-year tenure with BDCM, Mr. Schmugge managed an accounting department of substantial size with responsibility for all of BDCM’s hedge fund and distressed debt/private equity investments. Mr. Schmugge has extensive experience in the accounting, finance and operations of privately-held investment management companies. Mr. Schmugge received his B.B.A. in Public Accounting from Hofstra University.

Mr. Schmugge is a Certified Public Accountant licensed in the State of New York with over twenty years of experience.  In the states where the Company has been licensed (Colorado, Iowa, Missouri and Nevada), Mr. Schmugge has sought approval from, and been “found suitable” by, the respective gaming authorities.

Martin J. Auerbach, Esq.

Mr. Auerbach is Senior Managing Director and General Counsel to Z Capital, and was previously consulting general counsel to BDCM. Mr. Auerbach has established a distinguished career spanning over thirty-five years. He is an attorney specializing in the representation of financial institutions and their management, and large international companies and their officers and directors, principally in crisis and reputational risk management, regulatory and governmental proceedings, internal inquiries, financial reporting and corporate governance. Some of Mr. Auerbach’s recent assignments include: Consulting Special Counsel to the board and corporation of United Rentals Inc., where he managed a range of legal and regulatory issues faced by the company; counsel to Paul Volcker in connection with Arthur Andersen; counsel to the Vice Chair of Cendant; counsel to the President of Global Crossing; counsel to senior Enron bankers; counsel to significant participants in the crises at Computer Associates, Adelphia and Imclone; SEC and NYAG investigations of market timing, research analysts, and insurance industry practices, and internal investigations for Citigroup, Jefferies and in connection with Royal Ahold, among others. Mr. Auerbach also served as a member of the board of directors of the Hope Program.

Mr. Auerbach holds a Juris Doctor degree with honors from Harvard Law School and a bachelor’s degree with high honors from Harvard College. He is admitted to practice law in the State of New York and in various Federal courts. Prior to entering private practice, Mr. Auerbach served as an Assistant United States Attorney responsible for large-scale tax prosecutions, served as a law clerk for a Senior United States District Judge and served on the Professional Staff of the Energy and Commerce Committee of the United States House of Representatives. Mr. Auerbach has developed wide-ranging experience with complex financial, accounting, compliance, governance and regulatory issues in his over thirty-five years as an attorney and counselor at law. As a result, Mr. Auerbach is acutely sensitive to the need for scrupulous adherence to best practices and the leadership a director must provide to ensure those standards are achieved.

Additional Information

Z Capital Partners, L.L.C., Zenni Holdings, LLC, Z Capital Special Situations Adviser, L.P., Z Capital Special Situations GP, L.P., Z Capital Special Situations UGP, L.L.C., James J. Zenni, Jr., Z Capital HG, L.L.C., Z Capital HG-C, L.L.C., Z Capital Special Situations Fund Holdings I,

L.L.C., Z Capital Special Situations Fund Holdings II, L.L.C. and Z Capital CUAL Co-Invest, L.L.C. (collectively, the “Group”) intend to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2013 Annual Meeting of Stockholders of the Company (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”). Information relating to the participants in such proxy solicitation has been included in the Notice filed as Exhibit 99.9 to Amendment No. 6 to Schedule 13D filed by certain members of the Group on March 14, 2013 with the SEC. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. When completed and available, the Group’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by the Group in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by the Group with the SEC will also be available, without charge, by directing a request by mail to Z Capital at Two Conway Park, 150 Field Drive, Suite 300, Lake Forest, IL 60045, attn.: General Counsel, or by telephone to (847)-235-8100.

CONTACT

Media

Jonathan Keehner Joele Frank, Wilkinson Brimmer Katcher 622 Third Avenue, 36th Floor New York, NY 10017 Office: (212) 895-8632 Email:jkeehner@joelefrank.com